UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):  May 18, 2016

 LEO MOTORS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53525	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3F Bokwang Bldg., Seowunro 6 Gil 14, Seocho Gu, Seoul, Korea	137-863
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
                     Arrangement of a Registrant

Item 3.02    Unregistered Sales of Equity Securities

On May 18, 2016 (the "Closing Date"), Leo Motors, Inc., a Nevada Corporation (the "Company") entered into a Securities Purchase Agreement (the "Agreement"), pursuant to which the Company agreed to sell to an accredited investor (the "Investor") an aggregate of $395,000 in principal amount of debentures ("Debentures")  for a purchase price of $359,055, of which $179,527.50 was funded on May 18, 2016 and $179,527.50 shall be funded on or before the 30 days from the Closing Date.

Each Debenture has a maturity date which is one year after the date of issuance and has an interest rate of ten (10%) percent per annum. Each Debenture is convertible into shares of the Company's Common Stock at any time after the sooner to occur of 180 days from the original issue date or when the shares issuable upon conversion of the Debenture have been registered on a registration statement that has been declared effective by the Securities and Exchange Commission and until the Debenture is no longer outstanding. The Debentures are convertible at a conversion price equal to the lower of (i) $0.50 per share or (ii) 70% of the lowest VWAP for the previous 20 trading days prior to conversion. The Company is permitted to prepay the Debentures at any time upon ten (10) days written notice to the Investor.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), for the issuance of the securities referenced herein pursuant to Section 4(a)(2) of the Act and Regulation D promulgated thereunder.

The foregoing description of the Debentures and the Agreement is not complete and is qualified in its entirety by reference to the form of the Debentures and the Agreement which are attached as Exhibit 4.1 and Exhibit 10.1 to this Current Report on Form 8-K and each of which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Convertible Debenture
10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: May 23, 2016	By: /s/Shi Chul Kang
Shi Chul Kang
Co-Chief Executive Officer

By: /s/ Jun Heng Park
Jun Heng Park
Co-Chief Executive Officer